Exhibit 3.1

FORM OF RESTATED CERTIFICATE OF INCORPORATION OF

IDT SPECTRUM, INC.

IDT Spectrum, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The name of the Corporation is IDT Spectrum, Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 16, 2004 (the “Original Certificate”).

SECOND: This Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation.

THIRD: The board of directors of the Corporation (the “Board”) duly adopted, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and the Bylaws of the Corporation, the proposed amendment and restatement of the Original Certificate at a meeting of the Board held on August 23, 2005 at which a quorum was present and acting throughout, declaring such amendment and restatement to be advisable and directing that such amendment and restatement be submitted to the stockholders of the Corporation for approval.

FOURTH: This Restated Certificate of Incorporation was approved by written consent of the sole stockholder pursuant to Section 228 of the General Corporation Law of the State of Delaware.

FIFTH: Effective upon the filing of this Restated Certificate of Incorporation with the Secretary of State of Delaware, and without any further action on the part of the Corporation, any holder of capital stock of the Corporation or any other person (the “Effective Time”), all shares of the common stock of the Corporation that are either issued or outstanding or held as treasury shares (collectively, the “Existing Common Stock”) shall be and hereby are automatically reclassified as follows: each one share of Existing Common Stock shall be converted (the “Forward Split”) into 9,444.4444 shares of issued and outstanding Class A Common Stock (“Class A Common Stock”). The Corporation shall provide certificates representing Class A Common Stock to holders of Existing Common Stock in exchange for certificates representing Existing Common Stock. From and after the Effective Time, certificates representing shares of Existing Common Stock are hereby cancelled and shall represent only the right of the holders thereof to receive Class A Common Stock. For all options, if any, issued by the Corporation which are outstanding at the Effective Time, the number of shares into which they are exercisable shall be accordingly increased and the per share exercise price therefore shall be accordingly reduced to account for the Forward Split. From and after the Effective Time, the term “Class A Common Stock” as used in this Paragraph FIFTH shall mean the Class A Common Stock as provided in this Restated Certificate of Incorporation.

SIXTH: The text of the Original Certificate of Incorporation is hereby restated in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be executed by the undersigned officer, thereunto duly authorized, this         day of                     , 2005.

IDT SPECTRUM, INC.

By:
Name:
Title:

EXHIBIT A

Article I.	General

Section 1.01 Name. The name of the Corporation is IDT Spectrum, Inc. (hereinafter, the “Corporation”).

Section 1.02 Registered Agent. The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at the above address is The Corporation Trust Company.

Section 1.03 Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Section 1.04 Existence. The Corporation is to have perpetual existence.

Article II.	Capitalization

Section 2.01 Authorized Capital Stock. The Corporation is hereby authorized to issue a total of 200,000,000 shares of common stock consisting of (i) 50,000,000 shares of Class A common stock, par value $.01 per share (“Class A Common Stock”), and (ii) 150,000,000 shares of Class B common stock, par value $.01 per share (“Class B Common Stock”, and collectively, the “Common Stock”), and 10,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”).

Section 2.02 Common Stock.

(a)	Voting Rights.

(i)	Except as otherwise provided herein or by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Corporation.

(ii)	Each holder of shares of Class A Common Stock shall be entitled to ten votes for each share of Class A Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

(iii)	Each holder of shares of Class B Common Stock shall be entitled to one vote for each share of Class B Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

(b)	Dividends. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to the Common Stock out of assets or funds of the Corporation legally available therefor; provided, however, that in the event that such dividend is paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of Class A Common Stock shall receive Class A Common Stock or rights to acquire Class A Common Stock, as the case may be, and the holders of Class B Common Stock shall receive Class B Common Stock or rights to acquire Class B Common Stock, as the case may be.

(c)	Liquidation. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock.

(d)	Subdivision or Combinations. If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be subdivided or combined in the same manner.

(e)	Equal Status. Except as expressly provided in this Section 2.02, Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters.

(f)	Optional Conversion.

(i)	Each holder of any shares of Class A Common Stock shall have the right, at the option of the holder in such holder’s sole discretion, to convert each share of Class A Common Stock into one share of Class B Common Stock (subject to adjustment as provided herein) at any time in accordance with this Section.

(ii)	The shares of Class B Common Stock are not convertible into or exchangeable for shares of Class A Common Stock or any other shares or securities of the Corporation.

(g)	Mandatory Conversion.

(i)	Upon a Transfer by a Holder, other than to a “Permitted Transferee” of such Holder, shares of Class A Common Stock so transferred shall, effective on the date of such Transfer, be automatically converted, without further act on anyone’s part, into an equal number of shares of Class B Common Stock, and the stock certificates formerly representing such shares of Class A Common Stock shall thereupon and thereafter be deemed to represent the like number of shares of Class B Common Stock.

(ii)	For purposes of this Section 2.02(g), A “Permitted Transferee” of a Holder shall mean, the following:

1)	In the case of any Holder, the Corporation or any one or more of its directly or indirectly wholly owned subsidiaries;

2)	In the case of a Holder who is a natural person:

a)	The spouse of such Holder (the “Spouse”), any lineal ancestor of such Holder or of the Spouse, and any person who is a lineal descendant of a grandparent of such Holder or of the Spouse, or a spouse of any such lineal descendent or such lineal ancestor (collectively, the “Family Members”);

b)	A trust (including a voting trust) exclusively for the benefit of one or more of (x) such Holder, (y) one or more of his or her Family Members or (z) an organization to which contributions are deductible under 501(c)(3) of the Internal Revenue Code of 1986, as amended, or any successor provision (the “Internal Revenue Code”) or for estate or gift tax purposes (a “Charitable Organization”); provided that such trust may include a general or special power of appointment for such Holder or Family Members (a “Trust”); provided, further, that if by reason of any change in the beneficiaries of such Trust, such Trust would not have qualified, at the time of the Transfer of Class A Common Stock to such Trust (for purposes of this sub-paragraph (B), the “Transfer Date”), as a Permitted Transferee, all shares of Class A Common Stock so transferred to such Trust shall, effective on the date of such change of beneficiary, be automatically converted, without further act on anyone’s part, into an equal number of shares of Class B Common Stock, and the stock certificates formerly representing such shares of Class A Common Stock shall thereupon and thereafter be deemed to represent the like number of shares of Class B Common Stock;

c)	A Charitable Organization established solely by one or more of such Holder or a Family Member;

d)	An Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, of which such Holder is a participant or beneficiary, provided that such Holder has the power to direct the investment of funds deposited into such Individual Retirement Account and to control the voting of securities held by such Individual Retirement Account (an “IRA”);

e)

A pension, profit sharing, stock bonus or other type of plan or trust of which such Holder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401(k) of the Internal

Revenue Code, provided that such Holder has the power to direct the investment of funds deposited into such plan or trust and to control the voting of securities held by such plan or trust (a “Plan”);

f)	Any corporation or partnership directly or indirectly controlled, individually or as a group, only by such Holder and/or any of his Permitted Transferees as determined under this clause (ii); provided that if by reason of any change in the direct or indirect control of such corporation or partnership, such corporation or partnership would not have qualified, at the time of the Transfer of Class A Common Stock to such corporation or partnership, as a Permitted Transferee of such Holder, all shares of Class A Common Stock so transferred to such corporation or partnership shall, effective on the date of such direct or indirect change in control, be automatically converted, without further act on anyone’s part, into an equal number of shares of Class B Common Stock, and the stock certificates formerly representing such shares of Class A Common Stock shall thereupon and thereafter be deemed to represent the like number of shares of Class B Common Stock; and

g)	The estate, executor, executrix or other personal representative, custodian, administrator or guardian of such Holder.

3)	In the case of a Holder holding the shares of Class A Common Stock in question as trustee of an IRA, a Plan or a Trust, “Permitted Transferee” means (x) the person who transferred Class A Common Stock to such IRA, such Plan or such Trust, (y) any Permitted Transferee of any such person determined pursuant to this Section 2(e) and (z) any successor trustee or trustees in such capacity of such IRA, such Plan or such Trust;

4)	In the case of a Holder which is a partnership, “Permitted Transferee” means any other person, directly or indirectly controlling, controlled by or under direct or indirect common control with such partnership, provided that, if by reason of any change in the direct or indirect control of such person, such person would not have qualified, at the time of the Transfer of the Class A Common Stock to such person, as a Permitted Transferee of such partnership, all shares of Class A Common Stock so transferred to such person shall, effective on the date of such direct or indirect change in control, be automatically converted, without further act on anyone’s part, into an equal number of shares of Class B Common Stock, and the stock certificates formerly representing such shares of Class A Common Stock shall thereupon and thereafter be deemed to represent the like number of shares of Class B Common Stock;

5)

In the case of a Holder which is a corporation (other than a Charitable Organization) “Permitted Transferee” means any other person directly or indirectly controlling, controlled by or under direct or indirect common control with such corporation; provided that if by reason of any change in the direct or indirect control of such person, such person would not have qualified, at the time of the Transfer of the Class A Common Stock to such person, as a Permitted Transferee of such corporation, all shares of Class A Common Stock so transferred to such person shall, effective on the date of such direct or indirect change in control be automatically converted, without further act on anyone’s part, into an equal number of shares of Class B Common Stock, and the stock certificates formerly representing such shares of Class A Common Stock shall thereupon and thereafter be deemed to represent the like number of shares of Class B Common Stock; and

6)	In the case of a Holder which is the estate of a deceased Holder or who is the executor, executrix or other personal representative, custodian or administrator of such Holder, or guardian of a disabled or adjudicated incompetent Holder or which is the estate of a bankrupt or insolvent Holder, which owns the shares of Class A Common Stock in question, “Permitted Transferee” means a Permitted Transferee of such deceased, or adjudicated incompetent, disabled, bankrupt or insolvent Holder as otherwise determined pursuant to this Section 2.02(g).

(iii)	As used in this Section 2.02(g):

1)	the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the controlled person or entity.

2)	the term “Holder” means any holder of Class A Common Stock or of the proxy to vote shares of Class A Common Stock.

3)	the term “person” shall mean both natural persons and legal entities, unless otherwise specified. The relationship of any person that is derived by or through legal adoption shall be considered a natural relationship.

4)	Each joint owner of shares or owner of a community property interest in shares of Class A Common Stock shall be considered a “Holder” of such shares. A minor for whom shares of Class A Common Stock are held pursuant to a Uniform Transfer to Minors Act or similar law shall be considered a Holder of such shares.

5)	a “Transfer” shall mean any type of transfer of shares of Class A Common Stock, whether by sale, exchange, gift, operation of law, pledge, or otherwise, and shares of Class A Stock shall refer to either (i) such shares of Class A Common Stock so transferred, (ii) the power to vote such shares so transferred or (iii) shares of Class A Common Stock for which the power to vote was so transferred, as the case may be.

(iv)	Notwithstanding anything to the contrary set forth herein, any Holder may pledge the shares of Class A Common Stock belonging to such Holder to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness for borrowed money due to the pledgee, provided that such pledgee does not have the power to vote such shares and such shares remain subject to the provisions of this Section. In the event of foreclosure or other similar action by the pledgee, such shares, at midnight on the thirtieth day after delivery of notice by the Corporation to the pledgor of such foreclosure or other similar action (for purposes of this paragraph (iv) the “Conversion Time”), shall be automatically converted, without further act on anyone’s part, into an equal number of shares of Class B Common Stock and the stock certificates formerly representing such shares of Class A Common Stock shall thereupon and thereafter be deemed to represent the like number of shares of Class B Common Stock; provided, however, that such automatic conversion of such shares of Class A Common Stock shall not occur if, prior to the Conversion Time, (x) such pledged shares of Class A Common Stock are transferred to a Permitted Transferee of the pledgor or (y) such foreclosure or other similar action is cancelled or annulled so that the pledgor retains the right to vote such shares.

(v)	A good faith determination by the Board of Directors of the Corporation (x) that a transferee of shares of Class A Common Stock is or is not a Permitted Transferee of the transferor of such shares to such transferee on the date of Transfer, or (y) that, by reason of any change in the direct or indirect control of such transferee subsequent to such Transfer, such person would have or have not qualified at the time of the Transfer of the Class A Common Stock to such person as a Permitted Transferee shall be conclusive and binding upon all the stockholders of the Corporation.

(vi)	The Corporation may, as a condition to the transfer or the registration of transfer of shares of Class A Common Stock to a purported Permitted Transferee, require the furnishing of such affidavits or other proof as it deems necessary to establish that such transferee is a Permitted Transferee. Each certificate representing shares of Class A Common Stock shall be endorsed with a legend that states that shares of Class A Common Stock are not transferable other than to certain transferees and are subject to certain restrictions as set forth in the Restated Certificate of Incorporation of the Corporation filed with the Secretary of the State of Delaware.

(vii)	This Section 2.02(g) may not be amended without the affirmative vote of holders of the majority of the shares of Class A Common Stock and the affirmative vote of the holders of the majority of the shares of Class B Common Stock, each voting separately as a class.

(h)	Conversion Procedures.

(i)

Each conversion of shares pursuant to Section 2.02(f) hereof will be effected by the surrender of the certificate or certificates, duly endorsed, representing the shares to be converted at the principal office of the transfer agent of the Class A

Common Stock at any time during normal business hours, together with a written notice by the holder stating the number of shares that such holder desires to convert and the names or name in which he wishes the certificate or certificates for the Class B Common Stock to be issued. Such conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered, and at such time, the rights of any such holder with respect to the converted shares of such holder will cease and the person or persons in whose name or names the certificate or certificates for shares are to be issued upon such conversion will be deemed to have become the holder or holders of record of such shares represented thereby.

Promptly after such surrender, the Corporation will issue and deliver in accordance with the surrendering holder’s instructions the certificate or certificates for the Class B Common Stock issuable upon such conversion and a certificate representing any Class A Common Stock which was represented by the certificate or certificates delivered to the Corporation in connection with such conversion, but which was not converted.

(ii)	The issuance of certificates upon conversion of shares pursuant to Section 2.02(f) hereof will be made without charge to the holder or holders of such shares for any issuance tax (except stock transfer tax) in respect thereof or other costs incurred by the Corporation in connection therewith.

(iii)	The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock or its treasury shares, solely for the purpose of issuance upon the conversion of the Class A Common Stock, such number of shares of Class B Common Stock as may be issued upon conversion of all outstanding Class A Common Stock.

(iv)	Shares of the Class A Common Stock surrendered for conversion as above provided or otherwise acquired by the Corporation shall be cancelled according to law and shall not be reissued.

(v)	All shares of Class B Common Stock which may be issued upon conversion of shares of Class A Common Stock will, upon issue, be fully paid and nonassessable.

Section 2.03 Preferred Stock. The Board is authorized, subject to the rights of the holders of any then outstanding shares of Preferred Stock and limitations prescribed by law, to provide for the issuance of the shares of unissued and undesignated Preferred Stock, in one or more classes or series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such class or series, and to fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations or restrictions thereof. Without limiting the generality of the grant of authority contained in the preceding sentence, but subject to the rights of the holders of then outstanding Preferred Stock, the Board is authorized to determine any or all of the following, and the shares of each class or series may vary from the shares of any other class or series in any or all of the following aspects:

(i)	The number of shares of such class or series (which may subsequently be increased, except as otherwise provided by the resolutions of the Board providing for the issuance of such class or series, or decreased to a number not less than the number of shares then outstanding) and the distinctive designation thereof;

(ii)	The dividend rights, if any, of such class or series, the dividend preferences, if any, as between such class or series and any other class or series of stock, whether and the extent to which shares of such class or series shall be entitled to participate in dividends with shares of any other class or series of stock, whether and the extent to which dividends on such class or series shall be cumulative, and any limitations, restrictions or conditions on the payment of such dividends;

(iii)	The time or times during which, the price or prices at which, and any other terms or conditions on which the shares of such class or series may be redeemed, if redeemable;

(iv)	The rights of such class or series, and the preferences, if any, as between such class or series and any other class or series of stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation and whether and the extent to which shares of any such class or series shall be entitled to participate in such event with any other class or series of stock;

(v)	The voting powers, if any, in addition to the voting powers prescribed by law, of shares of such class or series, and the terms of exercise of such voting powers;

(vi)	Whether shares of such class or series shall be convertible into or exchangeable for shares of any other class or series of stock, or any other securities, and the terms and conditions, if any, applicable to such rights;

(vii)	The terms and conditions, if any, of any purchase, retirement or sinking fund which may be provided for the shares of such class or series;

(viii)	Whether shares of such class or series may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary of the Corporation, upon the issue of any additional shares (of such class or series or of any other class or series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation; and

(ix)	Such other relative participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall be determined by the Board and stated in this Restated Certificate or said resolution or resolutions providing for the issuance of such class or series of Preferred Stock.

Any of the powers, preferences, rights and qualifications, limitations, restrictions or designations of any such class or series of Preferred Stock may be made dependent upon facts ascertainable outside of this Restated Certificate or the resolution or resolutions adopted by the Board providing for the designation or issuance of such Preferred Stock pursuant to the authority vested in the Board; provided, that the manner in which such facts shall operate upon the powers, preferences, rights and qualifications, limitations, restrictions or designations of such class or series of Preferred Stock is clearly and expressly set forth in this Restated Certificate or the resolution or resolutions providing for the issuance of such Preferred Stock. The term “facts” as used in the preceding sentence shall have the meaning given to it in Section 151(a) of the General Corporation Law of the State of Delaware.

Article III.	Board of Directors

Section 3.01 General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Restated Certificate of Incorporation or the bylaws of the Corporation (the “Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 3.02 Number. The number of directors that constitute the whole Board of Directors shall be fixed exclusively in the manner designated in the Bylaws.

Section 3.03 Election. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 3.04 Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.

Article IV.	Conduct of Certain Affairs of the Corporation

Section 4.01 Definitions. As used in this Article IV, the following terms shall have the following meanings:

(a)	“Affiliate” shall mean any Person controlling, controlled by or under common control with such Person. For the purposes of this definition of “Affiliate,” “control,” when used with respect to any specified Person, shall mean the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

(b)	“Corporate Opportunity” shall mean an investment or business opportunity or prospective economic advantage in which the Corporation could, but for the provisions of this Article IV, have an interest or expectancy.

(c)	“Parent” shall mean IDT Corporation and its Affiliates.

(d)	“Person” shall mean any individual corporation, partnership, firm, group (as such term is used in Section 13(d)(3) of the Exchange Act of 1934, as amended), joint venture, association, trust, limited liability company, unincorporated organization, estate, trust or other entity.

(e)	“Subsidiary” shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either directly or through or together with any other Subsidiary of such Person), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity.

Section 4.02 Competing Activities. Except as otherwise expressly provided in an agreement between the Corporation and any stockholder or among the Corporation and any two or more stockholders, (i) the stockholders of the Corporation, including, without limitation, Parent and its officers, directors, agents, stockholders, members, partners and Affiliates, may engage or invest in, independently or with others, any business activity of any type or description, including without limitation those that might be the same as or similar to the Corporation’s business or the business of any Subsidiary of the Corporation; (ii) neither the Corporation, any Subsidiary of the Corporation nor any stockholder of the Corporation shall have any right in or to such business activities or ventures or to receive or share in any income or proceeds derived therefrom; and (iii) to the extent required by applicable law in order to effectuate the purpose of this provision, the Corporation shall have no interest or expectancy, and specifically renounces any interest or expectancy, in any such business activities or ventures.

Section 4.03 Corporate Opportunities.

(a)	If Parent (or, as set forth below, any of its officers, directors, agents, stockholders, members, partners or Affiliates) acquires knowledge of a potential transaction or matter which may be a Corporate Opportunity or otherwise is then exploiting any Corporate Opportunity, the Corporation shall have no interest in such Corporate Opportunity and no expectancy that such Corporate Opportunity be offered to the Corporation, any such interest or expectancy being hereby renounced, so that, as a result of such renunciation, and for the avoidance of doubt, such Person (i) shall have no duty to communicate or present such Corporate Opportunity to the Corporation, (ii) shall have the right to hold any such Corporate Opportunity for its (and/or its officers’, directors’, agents’, stockholders’, members’, partners’ or Affiliates’) own account or to recommend, sell, assign or transfer such Corporate Opportunity to Persons other than the Corporation or any Subsidiary of the Corporation, and (iii) shall not breach any fiduciary duty to the Corporation, in such Person’s capacity as a stockholder of the Corporation or otherwise, by reason of the fact that such Person pursues or acquires such Corporate Opportunity for itself, directs, sells, assigns or transfers such Corporate Opportunity to another Person, or does not communicate information regarding such Corporate Opportunity to the Corporation.

(b)	Notwithstanding the provisions of Section 4.03(a) of this Article IV, the Corporation does not renounce any interest or expectancy it may have in any Corporate Opportunity that is offered to any person who is an officer or employee of the Corporation and who is also a stockholder, director or employee, of Parent if such opportunity is expressly offered to such person in his or her capacity as an officer or employee of the Corporation.

(c)	For purposes of this Article IV only, (i) a director of the Corporation who is Chairman of the Board of Directors of the Corporation or of a committee thereof shall not be deemed to be an officer of the Corporation by reason of holding such position (without regard to whether such position is deemed an office of the corporation under the Bylaws of the Corporation), unless such person is a full-time employee of the Corporation; and (ii) the term “Corporation” shall mean the Corporation and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests.

(d)

Anything in this Restated Certificate of Incorporation to the contrary notwithstanding, (i) Section 4.03 of this Article IV shall expire on the date that Parent ceases to beneficially own Common Stock representing at least 20% of the total voting power of all classes of outstanding capital stock of the Corporation entitled to vote in the election of directors and no person who is a director or officer of the Corporation is also a director or officer of Parent; and (ii) in addition to any vote of the stockholders required by law, until the time that Parent ceases to beneficially own Common Stock representing at least 20% of the total voting power of all classes of outstanding capital stock of the Corporation entitled to vote in the election of directors, the affirmative vote of the holders of more than

80% of the total voting power of all such classes of outstanding capital stock of the Corporation shall be required to alter, amend or repeal in a manner adverse to the interests of Parent or adopt an provision adverse to the interests of Parent and inconsistent with, any provision of this Article IV. Neither the alteration, amendment or repeal of this Article IV nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article IV shall eliminate or reduce the effect of this Article IV in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article IV, would accrue or arise prior to such alteration, amendment, repeal or adoption.

Section 4.04 Notice to Holders. Any person purchasing or otherwise acquiring any interest in shares of the capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IV.

Section 4.05 Opt-Out of Section 203. The Corporation elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

Article V.	Bylaws and Certificate of Incorporation

Section 5.01 Bylaws. Except as set forth in the Bylaws of the Corporation, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation, and the stockholders may adopt additional Bylaws and may alter or repeal any Bylaw whether adopted by them or otherwise.

Section 5.02 Certificate of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed by the General Corporation Law of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

Section 5.03 Special Meetings of the Corporation’s Stockholders. Unless otherwise provided by applicable law, a special meeting of the Corporation’s stockholders may be called only by the Corporation’s Chairman of the Board, the Chief Executive Officer, the President or the Secretary, and may not be called by any other person or persons, and shall be called by any such officer at the request in writing of a majority of the entire Board of Directors or at the request in writing of stockholders owning a majority of the capital stock of the Corporation issued and outstanding and entitled to vote.

Article VI.	Indemnification and Limitation of Liability

Section 6.01 Indemnification. Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation, in accordance with the Bylaws of the Corporation, to the full extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereinafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person that provide for indemnification greater or different than that provided in this Article VI. Any amendment or repeal of this Article VI shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal.

Section 6.02 Limitation of Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived any improper personal benefit. Any amendment or repeal of this Article VI shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal. The liability of a director shall be further eliminated or limited to the full extent permitted by Delaware law, as it may hereafter be amended.